EXHIBIT 10.1
2007 Incentive Plan

Somaxon Pharmaceuticals, Inc.
2007 Incentive Plan
The Somaxon Pharmaceuticals, Inc. (Somaxon) 2007 Incentive Plan (the “Plan”) is designed to offer incentive compensation to eligible Employees by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Plan will create an environment which will focus Employees on the achievement of objectives. Since cooperation between departments and Employees will be required to achieve corporate objectives that represent a significant portion of the Plan, the Plan should help foster improved teamwork and a more cohesive management team.
Purpose of the Plan
The Plan is designed to:
•	Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

•	Reward those individuals who significantly impact corporate results

•	Encourage increased teamwork among all disciplines within the Company

•	Incorporate an incentive program in the Somaxon overall compensation program to help attract and retain Employees

•	Incentivize eligible Employees to remain employed by Somaxon throughout the Plan year and until the time incentive awards are paid
Plan Governance
The Plan will be governed by the Compensation Committee of the Board of Directors. The President and CEO of Somaxon will be responsible for administration of the Plan. The Compensation Committee of the Board will be responsible for approving any compensation or incentive awards to officers of the Company and any other employees with an annual base salary greater than or equal to $200,000.
Eligibility
All full time (40 hours/week) exempt Employees Level 6 (Manager) or higher are eligible to participate in the Plan. To receive an incentive award, a participant: (a) must have been in an eligible position for at least three (3) consecutive months prior to the end of the Plan year and remain employed through the end of the Plan year and until incentive awards are paid; and (b) must not be on probation at the time bonus determinations are made.
Notwithstanding the foregoing or anything else to the contrary contained in this Plan, if (a) a Change of Control Transaction occurs prior to the date that bonus determinations have been made under the Plan and (b) the employment of an Employee that is eligible to participate in the Plan is thereafter involuntarily terminated, then, at the discretion of the Board of Directors, such Employee may be awarded an annual bonus for the year in which such Employee’s employment is terminated, based on the good-faith estimate of the Board of Directors of the actual amount, if any, that would have been payable for such year under the Plan (assuming such Employee had remained employed by the Company through the end of such year). A “Change of Control Transaction” shall be defined as (i) a sale, lease, or other disposition of all or substantially all of the assets of the Company, (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization involving the Company, in each case in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a majority-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) any transaction or series of related transactions to which the Company is a party in which at least fifty percent (50%) of the Company’s voting power is transferred; provided, that a “Change of Control” shall not include (A) any consolidation or merger effected exclusively to change the domicile of the Company, or (B) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof.
Section 1: Bonus Incentive Awards (“Bonus”)
Form of Incentive Award Payments
Incentive award payments may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Company’s Compensation Committee, subject to the approval of the Company’s Board of Directors. In the event that the Compensation Committee and the Board of Directors elect to pay incentive awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination of the number of shares of stock or stock options to be issued to each Plan participant based, in part, upon each participant’s Corporate and Individual Performance, as described below. The issuance of stock and stock options may also be subject to the approval of the Company’s stockholders, and any stock options issued will be subject to the terms and conditions of the Company’s 2005 Equity Incentive Award Plan, as amended from time to time by the Company.

Corporate and Individual Performance
Prior to the beginning of the Plan year, the President and CEO will present to the Board of Directors a list of the overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives, which must be approved by the responsible Vice President and by the President and CEO.
The Plan calls for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.
The relative weight between corporate and individual performance factors may vary based on the individual’s level within the organization. The weighting will be reviewed annually and may be adjusted, as necessary or appropriate. The weighting for 2007 will be as follows:

	Corporate	Individual
President and CEO (Grade 12)	100%
Vice Presidents/Executive Directors (Grades 10-11)	75%	25%
All Others (Grades 6-9)	50%	50%
Bonus Percentage
Incentive Awards will be determined by applying a “bonus percentage” to the base salary of participants in the Plan. The following bonus percentages will be used for this purpose:

Grade Level	Position Title	Bonus Percentage
12	President & CEO	40%
10 - 11	Officers, Sr. VP, CMO, VP	30%
8 - 9	Sr. Director, Director	20%
6 – 7	Sr. Manager, Manager	15%
Performance Measurement
The following scale will be used to determine the actual award multiplier for incentive award calculations based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award. The same payment multiplier for the corporate component of each participant’s annual award shall be used for all Plan participants in any given year. The award multiplier for the corporate component shall be determined by the Board of Directors.

	Performance Category	Award Multiplier
1.	Performance for the year met or exceeded objectives or was excellent in view of prevailing conditions	75% - 150%

2.	Performance generally met the year’s objectives or was very acceptable in view of prevailing conditions	50% - 75%

3.	Performance for the year met some, but not all, objectives	25% - 50%

4.	Performance for the year was not acceptable in view of prevailing conditions	0%
Calculation of Cash Incentive Award
The example below shows sample cash incentive award calculations under the Somaxon compensation and Incentive Plan. First, a total bonus potential is calculated by multiplying the Employee’s base salary by the bonus percentage. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar potential awards for the performance period for both the individual and corporate components of the award.
At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate corporate performance awards for all Plan participants. This is accomplished by multiplying the bonus percentage established for each individual at the beginning of the performance period by the actual corporate award multiplier. The individual award multiplier, which is based on an individual’s performance against objectives, is used in the same way to calculate the actual individual performance award.

Example:	Cash Award Calculation
	Position:		Manager
	Base Salary:		$75,000
	Bonus percentage:		15%
	Potential bonus dollars:		$11,250

	Potential bonus components (based on performance factor mix):
	Potential corporate performance bonus (50%):		$5,625
	Potential individual performance bonus (50%):		$5,625

	Actual Cash Award Calculation
	Assumed payment multipliers based on assessment of corporate and individual performance:
	Corporate multiplier	75%-performance generally met year’s objectives
	Individual multiplier	125%-performance generally exceeded objectives
	Cash Award:
	Corporate component	$4,218.75	($5,625 x 75%)
	Individual component	$7,031.25	($5,625 x 125%)
Payment of the Incentive Award
Payment of incentive awards will be made as soon as practicable after the end of the Plan year but not before the completion and issuance of the Company’s year-end audited Financial Statements. Incentive award calculations will be based on the participant’s base salary earned during the year ending December 31, 2007. Participants’ entitlement to an incentive award under this Plan does not vest until the awards are actually paid.
Participants who have been in an eligible position for less than a year, but who hold an eligible position for at least three months prior to the end of the Plan year and remain continuously employed through the end of the Plan year, will receive a pro-rata bonus based on the portion of the Plan year they hold an eligible position. Participants promoted during the year from one “Bonus percentage” level to another will have their Incentive Award calculated using their base salary earned during the year ending December 31, 2007. Providing the promotion occurred prior to October 1, 2007, the calculation will be pro-rated, based on the number on months at each Bonus Percentage level. If the promotion occurred after October 1, 2007, the entire calculation will be based on the Bonus Percentage applicable prior to the promotion. Other than as stated above, incentive awards will not be prorated for partial year service.
Termination
A Plan participant whose employment terminates voluntarily prior to the payment of the incentive awards, will not be eligible to receive an incentive award.

Continued employment until payment of the incentive award is a condition of vesting. If a participant’s employment is terminated involuntarily during the calendar year, or prior to payment of awards, it will be at the absolute discretion of the Company whether or not an award payment is made.
Board of Director’s Absolute Right to Alter or Abolish the Plan
The Somaxon Board of Directors reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation.
Employment Duration/Employment Relationship
This Plan does not, and Somaxon’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by Somaxon or by the participant, with or without cause.

Somaxon Pharmaceuticals, Inc.
2007 Incentive Plan
This is to acknowledge that I have received a copy of the 2007 Incentive Plan.

Name:		Date:

(print)

(signature)

Please return signed copy to Stacy Leppert.